UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TALLY-HO VENTURES, INC.
a Delaware corporation
518 Oak Street #2
Glendale, CA 91204

I.R.S. Employer I.D. #: 43-1988543

2004 Legal and Other Counsel Share Award Plan

Name and Address for Agent of Service:
Samuel Wierdlow, Inc.
4001 Kennett Pike #134
Wilmington, DE 19807

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	500,000	$0.05	$25,000	$2.94

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in the registration statement. Also, all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offerred have been sold or which deregisters all securities then remaining unslod, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)	Our latest annual report filed on Form 10-KSB on April 13, 2004.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)	The description of our class of securities contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Indemnification of Directors and Officers.

There are no charter provisions, by-laws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of Tally-Ho which affects his or her liability in their capacity as controlling person, director or officer.

However, Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

—	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

—	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

—	arising under Section 174 of the Delaware General Corporation law; or

—	for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Incorporated by reference to our SB-2 filing
5.1	Opinion on legality
23.1	Consent of accountants Malone & Bailey

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on February 10, 2005.

TALLY-HO VENTURES, INC. BY: /S/ Tal L. Kapelner —————————————— Tal L. Kapelner President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

February 10, 2005

BY: /S/ Tal L. Kapelner
——————————————
Tal L. Kapelner
President
Principal Accounting Officer
Chairman of the Board of Directors

BY: /S/ Cheney A. Shapiro
——————————————
Cheney A. Shapiro
Vice-President
Secretary and Director

BY: /S/ Ariella Kapelner
——————————————
Ariella Kapelner
Treasurer
Principal Financial Officer